Exhibit 10(38)


                               AIRCRAFT AGREEMENT


      AGREEMENT dated as of August 4, 1995 between Harrah's Operating Company, Inc. ("Harrah's") and Promus Hotels, Inc. ("Hotels").

                                   WITNESSETH:

      WHEREAS, the parties have jointly acquired a 1989 BAe 125-800 (Hawker 800) Aircraft, serial number NA0426 (the "Aircraft"); and

      WHEREAS, the parties wish to provide for the sharing of such Aircraft and for certain other matters;

      NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, and intending to be legally bound, the parties agree as follows:


      Section 1.  Ownership and Use of the Aircraft

      (a) The Aircraft. Harrah's and Hotels each own an undivided one-half interest in the Aircraft. The parties will share use of the Aircraft on an equal priority basis. It is the intent of the parties to the extent possible each will use 50% of the available flight hours of the Aircraft. In the case of Hotels, the flight hours may be on Harrah's other aircraft by interchange as described in Section 1(b).

      (b) Other Aircraft. Harrah's will allow Hotels to use other Aircraft owned by Harrah's (the "Harrah's Aircraft") in exchange for additional flight hours on the Aircraft by Harrah's. Hotels' use of the Harrah's Aircraft will be at a priority second to that of Harrah's. The variable cost of such use will be an hourly fee which is equal to the actual variable hourly cost of operation of such aircraft calculated as per Appendix 1 of this Agreement.

      (c) Scheduling. The Harrah's Aviation Department (the "Aviation Department") will schedule use of the Aircraft based on requests of the parties. If a conflict should arise, the Aviation Department may recommend that one party use a Harrah's Aircraft. The parties will cooperate to resolve scheduling conflicts whenever possible. If a conflict cannot be resolved, use of the Aircraft will go to the party who was first to request it.


      Section 2.  Services for the Aircraft

      (a) Harrah's will provide or arrange for all of the services appurtenant to the operation of the Aircraft including hangaring, maintaining the Aircraft,


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scheduling use of the Aircraft and maintenance and flight personnel. When operating the Aircraft or the Harrah's Aircraft for Hotels, flight personnel will be under Hotels' exclusive control, subject to their discretion regarding safety issues.

      (b) Hotels will pay 50% of the fixed costs of the services described in this Section 2 and shall pay the actual variable costs and direct costs of the operation of the Aircraft (including services rendered to Hotels by Harrah's pursuant to this Section 2). The fixed costs (other than costs pertaining specifically to the Aircraft, which will be split 50/50) shall generally be equal to 1/6 of the total fixed cost for the operation of the Harrah's Aviation Department in Memphis, Tennessee and are more specifically described on Appendix 1 to this Agreement. (Hotels' 1/6 share of the costs is based on three aircraft currently operated by the Aviation Department and may be modified if the number of Aircraft changes.) The variable costs shall be the actual variable cost of the operation of the Aircraft (including services provided to Hotels by Harrah's for the services described in this Section 2) for both the Aircraft and for the Harrah's Aircraft that Hotels may from time to time utilize. The variable costs and direct costs shall be paid by each party based on its use of the Aircraft and are more specifically described in Appendix 1 to this Agreement.

      (c) The services shall be performed at the times specified in this Agreement or as shall be mutually convenient for Harrah's and Hotels, if not so specified. The scope of the services provided with respect to the Aircraft shall be comparable to the scope of the services heretofore provided by the Aviation Department to The Promus Companies Incorporated.

      (d) No capital expenditures relating to the Aircraft will be made without the approval of both parties.


      Section 3.  Term

      (a) This Agreement shall continue for so long as the parties jointly own the Aircraft.

      (b) Either Harrah's may, at any time during the term hereof, by written notice to Hotels, or Hotels may, at any time, by written notice to Harrah's (whichever party gives such notice, is referred to in this Section 3 as the "Offeror Owner", and whichever party receives such notice is referred to as the "Offeree Owner," and such notice is referred to as the "Offer Notice"), designate an all cash purchase price (in excess of all liens thereon) for its interest in the Aircraft which the Offeror Owner would accept as an offer to be made by a bona fide third party purchaser. The Offeree Owner shall have the right to elect to (i) purchase the entire interest of the Offeror Owner at such price, or (ii) purchase the entire interest of the Offeror Owner at a price to be determined pursuant to Section 3(c) hereof, or (iii) to sell the Aircraft to the highest third party bidder.


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      (c) The consideration payable by the party obligated to buy as a result of the operation of Section 3 (b)(ii) hereof shall be the fair market value of the Offeror Owner's interest in the Aircraft as determined by a third party valuer to be selected by agreement of the parties. If the parties have not agreed to a valuer within thirty (30) days of the Offeree's election pursuant to Section 3
(b), then at the Offeree Owner's option, (i) the Offeree Owner must proceed pursuant to either 3 (b)(i) or 3 (b)(iii) of this Agreement, or (ii) the parties shall each choose a valuer and the two valuers thus chosen shall select a third valuer. The third valuer shall determine the amount to be paid by the Offeree Owner pursuant to Section 3(b)(ii).


      Section 4.  Insurance

      (a) Insurance Coverage. The Aircraft shall at all times be covered by insurance in accordance with the following:

            (i) Risk of Loss or Damage. The parties shall obtain aircraft physical damage insurance coverage in the joint names of Harrah's and Hotels which shall insure the Aircraft against all risk of loss or damage for not less than the full market value thereof, and the premium therefor shall be a fixed cost to be shared equally by the parties pursuant to Section 2 of this Agreement. The amount of any deductible under such policy will be agreeable to both parties, and in the event of a claim, each party will be responsible for payment of one-half of the deductible amount. The proceeds of any such insurance shall be (A) applied toward the replacement, restoration, or repair of the Aircraft including any airplane equipment, or (B) if the parties so agree, distributed to each party in accordance with its interest in the Aircraft.

            (ii)  Public Liability and Property Damage.

                  (A) The parties shall obtain aircraft liability insurance coverage in the joint names of Harrah's and Hotels which shall insure the parties against all risk of loss or damage for bodily injury and property damage including bodily injury to passengers in an amount not less than $100,000,000.00 per occurrence, and the premium therefor shall be a fixed cost to be shared equally by the parties pursuant to Section 2 of this Agreement. The amount of any deductible under such policy will be agreeable to both parties, and in the event of a claim, the party who was using the Aircraft at the time the claim was incurred will be responsible for payment of the deductible amount.


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                  (B) Harrah's and Hotels will each carry public liability and property damage insurance insuring against any and all damages and liabilities arising out of, connected with, or resulting from the possession, use and operation of the Aircraft by such party which is not covered under the joint aircraft liability policy. Harrah's insurance (including any self-insured retention) will cover any claims incurred as a result of the use of the Aircraft by Harrah's, and Hotels' insurance (including any self-insured retention) will cover any and all claims incurred as a result of the use of the Aircraft by Hotels. Such insurance shall be in form and amount and with companies acceptable to the other party to this Agreement, and the premiums therefor shall be paid by the responsible party unless otherwise provided herein.

With respect to all policies of insurance hereinabove required to be obtained that are not issued in the joint names of Harrah's and Hotels, such policies shall, at either party's election, effectively provide that the insurer in such policies shall give the other party 30 days' written notice before the policy in question shall be altered or canceled.

      (b) Waiver of Subrogation Rights. Harrah's and Hotels agree that all policies of insurance required herein shall contain a waiver of subrogation clause (unless such would void applicable insurance coverage) as to insurable claims or demands which either party may have or acquire arising out of damage to or destruction of the Aircraft or any part thereof occasioned by fire or other casualty, whether such claim or demand may arise because of the negligence or fault of either party. Harrah's and Hotels agree to look to the insurance coverage only in the event of such loss.


      Section 6. Confidential Information. Each party to this Agreement shall protect all confidential information relating to the other party furnished to or obtained pursuant to this Agreement and shall not disclose to any person such confidential information, except information which at the time is known generally to the public.


      Section 7. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party hereto, except that either party may assign this Agreement to its parent corporation or a wholly-owned subsidiary without such consent.


      Section 8. Notices. All notices and other communications shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, registered or certified mail, postage prepaid, return receipt requested, as follows:



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            To Harrah's:

            Harrah's Operating Company, Inc.
            1023 Cherry Road
            Memphis, Tennessee  38117
            Attention:  Corporate Secretary

            To Hotels:

            Promus Hotels, Inc.
            785 Crossover Lane
            Suite 141
            Memphis, Tennessee  38117
            Attention:  Corporate Secretary

or to any other address may be furnished to the other in writing as set forth above.


      Section 9. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the Services and supersedes all prior agreements or understandings between the parties on the subject hereof.


      Section 10. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Tennessee, without regard to its conflicts of law principles.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

                                    PROMUS HOTELS, INC.

                                    By: ________________________________

                                    Title: _____________________________



                                    HARRAH'S OPERATING COMPANY, INC.

                                    By: ________________________________

                                    Title: _____________________________







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